CONSULTING AGREEMENT


     This Agreement is made and entered into effective the 23rd day of April, 2006 by and between Secured Digital Applications, Inc. ("SDA" or "the Company"), a Delaware corporation, and Lee Siew Hong ("Consultant").

1.   Services Provided by Consultant:

     Consultant shall provide advisory services to the Company in the area of corporate and business development.


2.   Duration of Agreement:

     This Agreement shall commence from the date of signing this agreement and shall expire on April 14, 2007 or at such mutually extended time as agreed between the parties. Either party shall be at liberty to terminate this Agreement by serving 30 days written notice.

3.   Compensation:

     The Company will issue up to 1,000,000 shares of the Company's common stock, $.00001 par value per share, to Consultant. The shares to be issued shall represent payment for consulting fees due in the amount of $90,000. Stock will be issued to Consultant as soon as a Form S-8 registration has been declared effective by the US Securities and Exchange Commission. The Company shall file such Form S-8 with the Securities and Exchange Commission within 60 days of the execution of this agreement. The fee and other incidental expenses relating to the filing of Form S-8 shall be borne by the Company.


4.   Confidentiality:

     Consultant agrees that all information received from SDA shall be treated as confidential information and Consultant shall not share such information with any other person or entity without the express written consent of SDA. In the event of termination of this Agreement, the obligations of Consultant and Company with respect to either Party's Confidential Information shall terminate three (3) years after the expiration or earlier determination of this Agreement as may be agreed between the parties.

5.   Entire Agreement:

     This Agreement contains the entire agreement and understanding of the parties concerning the subject matter hereof and supersedes and replaces all prior and contemporaneous negotiations, proposed agreements and agreements, whether written or oral. This agreement may be amended or altered and rights hereunder may be waived only by a written instrument signed by Consultant and Company.

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6.   Governing Law

     This Agreement will be governed by, construed in accordance with the laws of the State of New Jersey applicable to contracts that are negotiated, executed and performed wholly within said state and without regard to any choice of laws of principles applied under the laws of such state. THE PARTIES HEREBY EXPRESSLY CONSENT TO THE JURISDICTION OF THE APPROPRIATE FEDERAL OR STATE COURTS VENUED IN NEW JERSEY FOR ANY AND ALL DISPUTES ARISING UNDER THIS AGREEMENT.

7.   Notices

     Any notices to be given to Consultant pursuant to this Agreement shall be addressed to:

           Lee Siew Hong
           Lot 264 Jalan Cheras Perdana Barat
           Batu 10-1/2, Jalan Cheras
           43200 Cheras
           Selangor

and notices to Company shall be addressed to:

           Secured Digital Applications, Inc.
           11, Jalan 51A/223
           46100 Petaling Jaya
           Selangor

           Attn:  Patrick Soon-Hock Lim, Chairman & CEO

8.   Counterparts

     This Agreement may be executed in one or more counterparts, each of which shall be considered an original and all of which together shall constitute one and the same agreement.


     IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.


 Secured Digital Applications, Inc.




By:  /s/ Patrick Soon-Hock Lim                 By:  /s/ Lee Siew Hong
     ---------------------------                    --------------------
     Patrick Soon-Hock Lim                          Lee Siew Hong
     Chairman & CEO